Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-1 of CID Holdco, Inc. of our report dated June 25, 2025, with respect to our audit of the consolidated financial statements of See ID, Inc. dba Dot Ai (the “Company”) as of December 31, 2024 and for the year then ended, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, which appears in the Prospectus and which is also a part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Berkowitz Pollack Brant Advisors + CPAs

PCAOB ID Number: 52

Miami, Florida
January 28, 2026